                                                                   EXHIBIT 4.01



                                   ALUMAX INC.

                       FIRST AMENDMENT TO CREDIT AGREEMENT

To each of the Financial
 Institutions Signatory Hereto

Gentlemen:

      We refer to the Credit Agreement dated as of May 19, 1995 among Alumax Inc., the Banks party thereto, Royal Bank of Canada, as Agent and Canadian Imperial Bank of Commerce, as Administrative Agent (the "Credit Agreement"). Capitalized terms used herein without definition have the meanings ascribed to them in the Credit Agreement. The Company executes and delivers this First Amendment to Credit Agreement to you for the purpose of amending the Credit Agreement as hereinafter set forth.

      Section 1. Adjustments of the Commitments of the Continuing Banks.

      On the Effective Date (as hereinafter defined), the Commitment of each Bank which is remaining a party to the Credit Agreement (individually "Continuing Bank" and collectively the "Continuing Banks") shall be adjusted so as to be in the amount set forth opposite the signature of such Continuing Bank hereto.

      Section 2. Adjustments in Pricing.

            (a) Facility Fee. Commencing on the Effective Date, the facility fee provided for in Section 3.1 of the Credit Agreement shall be computed at the rate of 0.10% per annum and the percentage "0.125%" appearing therein shall be replaced with "0.10%".

            (b) Applicable Eurodollar Margins. Commencing on the Effective Date, the definition of "Applicable Eurodollar Margin" in Section 2.2 of the Credit Agreement shall be amended to read in its entirety as follows:

            "Applicable Eurodollar Margin" means for each (a) Committed Eurodollar Loan: (i) 0.150% per annum for any day Level I Status exists, (ii) 0.175% per annum for any day Level II Status exists,
            (iii) 0.225% per annum for any day Level III Status exists, (iv) 0.325% per annum for any day Level IV Status exists, and (v) 0.525% per annum for any day Levy V Status exists and (b) for each Eurodollar Bid Loan the rate per annum agreed to pursuant to Section
            1.7 hereof.

            (c) Letter of Credit Usage Fees. Commencing on the Effective Date, the table of Letter of Credit usage fees in Section 3.4(b) of the Credit Agreement shall be amended to read as follows:

                                                  FINANCIAL      PERFORMANCE
                                                   LETTERS         LETTERS
                  LEVEL                           OF CREDIT       OF CREDIT

    For each day Level I Status exists             0.150%          0.100%
    For each day Level II Status exists            0.175%          0.125%
    For each day Level III Status exists           0.225%          0.175%
    For each day Level IV Status exists            0.325%          0.275%
    For each day Level V Status exists             0.525%          0.475%

      Section 3. Change in Bank parties to the Credit Agreement.

      Upon satisfaction of the conditions precedent to the effectiveness of this First Amendment to Credit Agreement as set forth in Section 5.1 hereof, the principal of and interest on all Loans made to the Company under the Credit Agreement by PNC Bank, National Association, ("PNC") shall be paid in full, PNC shall be paid any accrued facility or letter of credit fees due it under the Credit Agreement and PNC shall no longer be a "Bank" party to the Credit Agreement and, accordingly, shall no longer have any commitment or obligation to extend credit to the Company pursuant to the Credit Agreement.

      Section 4. Extension of the Termination Date.

      On the Effective Date the definition of the term "Termination Date" appearing in Section 8.1 of the Credit Agreement shall be amended by striking the date "May 19, 2000" currently appearing therein and substituting the date "May 30, 2002" therefor.

      Section 5. Conditions Precedent.

            5.1. Conditions to Effectiveness of Amendments. This First Amendment to Credit Agreement shall become effective on May 30, 1997 (the "Elective Date"), provided that the following conditions have then been satisfied (subject to the last paragraph of this Section 5.1):

            (a) Counterparts. The Agent shall have received counterparts hereof which, taken together, bear the signatures of the Company, and the Banks;

            (b) Notes. The Agent shall have received, properly executed and completed, a Committed Note for each Continuing Bank whose Commitment is adjusted hereby in the amount of its Commitment as modified hereby, each and all of such notes to constitute "Notes" for all purposes of the Credit Agreement and the new Committed Notes issued in favor of the Continuing Banks to be issued in substitution and replacement for the Committed Notes heretofore issued to them pursuant to the Credit Agreement;

            (c) Legal Opinions. The Agent shall have received, with a copy for each Bank, opinions from Sullivan & Cromwell and from the Senior Vice President and General Counsel of the Company dated the Effective Date, substantially in the forms of Exhibits A and B hereto;

            (d) Resolutions. The Agent shall have received, with a copy for each Bank, a copy of Resolutions of the Board of Directors of the Company (or the Executive Committee thereof) authorizing the execution and delivery of this First Amendment to Credit Agreement and the performance of the Credit Agreement as amended hereby and the consummation of the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of the Company as of the Effective Date; and such certificate shall state that the Resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

            (e) Incumbency Certificate. The Agent shall have received, with a copy for each Bank, a certificate of the Secretary or an Assistant Secretary of the Company, dated the Effective Date, as to the incumbency and signatures of the officers thereof executing this First Amendment to Credit Agreement and the Notes contemplated hereby and any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency and signature of such Secretary or Assistant Secretary;

            (f) Closing Certificate. The Agent shall have received, with a copy for each Bank, a signed closing certificate dated as of the Effective Date in the form annexed hereto as Exhibit C (it being acknowledged that such certificate shall constitute a certificate furnished by the Company pursuant to the Credit Agreement for purposes of Section 7.1(c) thereof).

      The foregoing to the contrary notwithstanding, if all of the foregoing conditions other than that specified in paragraph (c) have been satisfied as of the Effective Date and the condition specified in paragraph (c) is satisfied within three Business Days after the Effective Date, this First Amendment to Credit Agreement shall nonetheless become effective and such effectiveness shall relate back to the Effective Date all as though the condition specified in paragraph (c) had been satisfied on that date.

            5.2. Return of Committed Notes. Promptly upon this First Amendment to Credit Agreement becoming effective, the Continuing Banks whose Commitments are adjusted hereby shall return to the Agent the Committed Notes now held by them marked "cancelled" or "superseded" and PNC shall return its Notes to the Agent marked "cancelled", and the Agent shall thereupon return such Notes to the Company, provided that if any of such Notes are lost the Bank to which such Notes were issued shall instead indemnify the Company from any liability, loss or cost arising as a result of such loss.

            5.3. Adjustments. If there are Committed Loans outstanding upon this First Amendment to Credit Agreement becoming effective then on the first day on which such Committed Loans can be repaid without requiring the Company to make a payment to the Banks under Section 2.5 of the Credit Agreement, there shall be such non-ratable borrowings and repayments of the Committed Loans as shall be necessary so that after giving effect thereto the percentage of the Commitment of each Bank in use through Committed Loans is identical.

      Section 6. Miscellaneous.

      Except as specifically amended hereby all of the terms, conditions and provisions of the Credit Agreement shall remain unchanged and in full force and effect. No reference to this First Amendment to Credit Agreement need be made in any Loan Document or in any other instrument or document at any time referring to the Credit Agreement, a reference to the Credit Agreement in any of such to be deemed to be a reference to the Credit Agreement as amended hereby. This First Amendment to Credit Agreement shall be construed in accordance with and governed by the law of the State of New York and may be executed in counterparts and by separate parties hereto on separate counterparts, each to constitute an original but all one in the same instrument. The Company hereby notifies the Banks pursuant to Section 10.7 of the Credit Agreement that effective June 9, 1997 its address for notices shall be as follows:

     3424 Peachtree Road, N.E.
     Suite 2100
     Atlanta, Georgia 30326
     Attention: Thomas L. Gleason, Treasurer
     Telecopy: 404-846-4654
     Telephone: 404-846-4541

     Dated as of the 30th day of May, 1997

                                      ALUMAX INC.


                                      By /s/ Lawrence R. Frost
                                         --------------------------------------
                                         Its Executive Vice President and Chief
                                         Financial Officer

Accepted and agreed as of the date last above written.

Commitment:                                      ROYAL BANK OF CANADA

$60,000,000                                      By /s/ J. (John) M. Crawford
                                                    -------------------------
                                                  Its Senior Manager
                                                     ------------------------

Commitment:                                      CIBC Inc.

$55,000,000                                      By /s/ E. Lindsay Gordon
                                                    -------------------------
                                                  Its Director
                                                     ------------------------

Commitment:                                      BANK OF AMERICA ILLINOIS

$42,500,000                                      By /s/ Michelle W. Kacergis
                                                    -------------------------
                                                  Its Managing Director
                                                     ------------------------

Commitment:                                      THE CHASE MANHATTAN BANK

$42,500,000                                      By /s/ James H. Ramage
                                                   -------------------------
                                                  Its Vice President
                                                     ------------------------

Commitment:                             THE FIRST NATIONAL BANK OF CHICAGO

$42,500,000                             By /s/ Brett Neubert
                                           -------------------------
                                         Its Authorized Agent
                                            ------------------------

Commitment:                            UNION BANK OF SWITZERLAND

$42,500,000                            By /s/ Dieter Hoeppli
                                          -------------------------
                                        Its Vice President
                                           ------------------------

                                       By /s/ Samuel Azzizo
                                          -------------------------
                                        Its Vice President
                                            -----------------------

Commitment:                            BANK OF MONTREAL

$32,500,000                            By /s/ Joanna S. Bellocq
                                          -------------------------
                                        Its Director
                                           ------------------------

Commitment:                            CREDIT LYONNAISE NEW YORK BRANCH

$32,500,000                            By /s/ Robert Ivosevich
                                          -------------------------
                                        Its Senior Vice President
                                           ------------------------

                                       CREDIT LYONNAISE CAYMAN ISLAND BRANCH

                                       By /s/ Robert Ivoservich
                                           ------------------------
                                        Its Senior Vice President
                                           ------------------------

Commitment:                            BANQUE NATIONALE DE PARIS

$25,000,000                            By /s/ Eva Millas Russo
                                          -------------------------
                                        Its Vice President
                                           ------------------------

                                       By /s/ Sally Haswell
                                         --------------------------
                                        Its Vice President
                                           ------------------------

Commitment:                            COMMERZBANK, AG, ATLANTA AGENCY

$25,000,000                            By /s/ Andreas K. Bremer
                                          -------------------------
                                        Its SVP & Manager
                                           ------------------------

                                       By /s/ Mary B. Smith
                                          -------------------------
                                        Its AVP
                                            -----------------------

Commitment:                            DRESDNER BANK AG, NEW YORK AND
                                        GRAND CAYMAN BRANCHES

$25,000,000                            By /s/ Thomas J. Nadramia
                                          -------------------------
                                        Its Vice President
                                           ------------------------

                                       By /s/ Christopher Sarisky
                                          -------------------------
                                        Its Asst. Treas.
                                            -----------------------

Commitment:                            THE FUJI BANK, LIMITED

$25,000,000                            By /s/ Toshihiro Mitsui
                                          -----------------------------
                                        Its Vice President & Manager
                                           ----------------------------

Commitment:                            MELLON BANK, N.A.

$25,000,000                            By /s/ Dwayne R. Finney
                                          ---------------------------
                                        Its Assistant Vice President
                                           --------------------------

Commitment:                            THE SAKURA BANK, LIMITED

$25,000,000                            By /s/ Hiroyasu Imanishi
                                          -------------------------
                                        Its V.P. & Senior Manager
                                           ------------------------

Commitment:                            PNC BANK, NATIONAL ASSOCIATION

$0                                     By /s/ Dale Stein
                                          -------------------------
                                        Its Vice President
                                           ------------------------

                                                                 CONFORMED COPY

                                   EXHIBIT A
                        OPINION OF SULLIVAN & CROMWELL -


                                                                         , 1997
                                                                   ------


To the Financial Institutions party
to the First Amendment to
Credit Agreement referred
to below,

Dear Sirs:

        In connection with the First Amendment to Credit Agreement, dated as of May 30, 1997 (the "First Amendment"), among Alumax Inc., a Delaware corporation (the "Company"), and the financial institutions signatory thereto (the "Banks"), we, as counsel for the Company, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that:

          (1) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware.

          (2) The First Amendment and the Notes delivered by the Company to the Banks on the date hereof each has been duly authorized, executed and delivered by the Company, and the Credit Agreement (as defined in the First Amendment) as amended by the First Amendment (the "Amended Credit Agreement") and such Notes each constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (3) There are no regulatory consents, authorizations, approvals or filings required to be obtained or made by the Company under the Federal laws of the United States, the laws of the State of New York or the General Corporation Law of the State of Delaware for the execution and delivery of the First Amendment or the Notes delivered by the Company to the Banks on the date hereof or for the performance by the Company of its obligations under the Amended Credit Agreement and such Notes.

        The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        With your approval, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the First Amendment and the Credit Agreement have been duly authorized, executed and delivered by all parties thereto other than the Company and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

        The foregoing opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement such opinion if, after the date hereof, facts and circumstances come to our attention or changes in the law occur which could affect such opinion.

        This opinion is furnished by us as counsel for the Company in connection with the execution and delivery by the Company of the First Amendment and is solely for the benefit of the addressees named above and any Bank that may from time to time become a party to the Amended Credit Agreement.

                                               Very truly yours,

                                               SULLIVAN & CROMWELL

                                                                 CONFORMED COPY

                                   EXHIBIT B
                          OPINION OF R.P. WOLF, ESQ.
                              (Alumax Letterhead)

                                        ,1997
                                 -----
To the Financial Institutions
party to the First Amendment
to Credit Agreement referred
to below

Ladies and Gentlemen:

        I am Senior Vice President and General Counsel of Alumax Inc., a Delaware corporation (the "Company"), and in such capacity have overseen and participated in the provision of legal advice and assistance to the Company in connection with the negotiation of, and the closing of the transactions contemplated by, the First Amendment to Credit Agreement (the "First Amendment"), dated as of May 30, 1997, among the Company and the Banks signatory thereto. Terms used herein and not defined shall have their respective defined meanings as set forth in the First Amendment or the Credit Agreement (as defined in the First Amendment).

        In rendering the opinions expressed below, I have examined originals, conformed copies, or copies otherwise identified to my satisfaction of such corporate records, agreements, and instruments of the Company, such certificates of public officials and of officers, employees, and agents of the Company and such other agreements and documents as I have deemed necessary for the purpose of expressing the opinions herein. Though I have examined such matters of law as I deemed necessary for the purpose of expressing the opinions herein, please note that with respect to the opinion expressed in Paragraph 2 below and the incorporation of the term "applicable" therein, my opinion is limited to a review of only those laws and regulations that, based upon my review of the Credit Agreement as amended by the First Amendment (the "Amended Credit Agreement"), I have considered to be applicable to the transactions contemplated thereby. Also, for purposes of the opinion expressed in Paragraph 1 below as to the due qualification to transact business as a foreign corporation in certain jurisdictions, I have relied solely upon a review of a certificate of the Secretary of State (or other similar official) of each such jurisdiction.

        For purposes of my opinion expressed in Paragraph 2 hereof, I have not made any independent review or investigation of any agreements or instruments to which the Company is bound, except I have reviewed or caused to be reviewed those agreements and instruments listed on Schedule I hereto (hereinafter referred to as "Material Agreements"), and such opinion is based upon the audited consolidated financial statements of the Company as at and for the year ended December 31, 1996, without giving effect to any borrowing under the Credit Agreement subsequent to such date. Schedule I sets forth all agreements and instruments entered into by the Company or any Restricted Subsidiary and deemed by the Company to be "material contracts" of the Company under item 601(b)(10)(i) and (ii) of Regulation S-K ("Regulation S-K") promulgated by the Securities and Exchange Commission (the "Commission") or otherwise entered into by the Company or any Restricted Subsidiary and filed by the Company with the Commission as an exhibit under Item 601(b)(4) of Regulation S-K. Furthermore, for purposes of my opinion expressed in Paragraph 3 hereof, I have not examined plaintiff or defendant indexes in any federal, state or other court or any other tribunal.

        During the course of all such examinations, I have assumed (i) the genuineness of all signatures other than those of the Company on the First Amendment and the Notes delivered by the Company on the date hereof, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to the original documents of all documents submitted to me as certified, conformed, facsimile, or photographic copies, and (iv) that certificates and telephonic and telecopy confirmations given by public officials have been properly given and are accurate. I have further assumed, except where this opinion expressly addresses such matters as to the Company,
(i) the power and authority of all parties to enter into the transactions contemplated by the Amended Credit Agreement and (ii) the due authorization and valid execution and delivery by such parties of the agreements and instruments necessary in connection with such transactions.

        Based upon and subject to the foregoing and subject to the qualifications set forth herein, I am of the opinion that:

          1. The Company has the necessary corporate power to execute and deliver the First Amendment and the Notes issued pursuant thereto, to perform the Amended Credit Agreement and such Notes, and to borrow and request the issuance of Letters of Credit under the Amended Credit Agreement. Each of the Restricted Subsidiaries of the Company having a net worth in excess of $2,000,000 as at March 31, 1997 except for Alumax Recycling B.V., but including Alumax Engineered Metal Processes, Inc., Alumax Warehouse Corporation and Eastalco Aluminum Company (such Restricted Subsidiaries are listed on Schedule II hereto and are hereinafter referred to as the "Material Subsidiaries") is an entity duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the respective jurisdiction indicated opposite its name in Schedule II hereto, to the extent such concepts are applicable and recognized in such jurisdictions. The Company is duly qualified to transact business in the States of California and Georgia and, to my knowledge, the Company is duly qualified to transact business in such other jurisdictions, and the Material Subsidiaries of the Company are duly qualified to transact business in all such jurisdictions, where the failure to qualify would have a Material Adverse Effect.

          2. The execution and delivery by the Company of the First Amendment and the Notes issued pursuant thereto, the performance by the Company of the Amended Credit Agreement and such Notes, and the borrowing and the requests for the issuance of Letters of Credit by the Company under the Amended Credit Agreement (i) do not and will not, to my knowledge, violate
     (a) any provision of applicable law or regulation or (b) any order or decree known to me by which the Company, any of its Restricted Subsidiaries or any of their respective Properties may be bound, which in either case (a) or (b) would result in a Material Adverse Effect; (ii) do not and will not violate any provision of the charter or by-laws of the Company or any of its Restricted Subsidiaries; and (iii) do not and will not result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any of the Properties, revenues, or assets of the Company or any of its Restricted Subsidiaries under any Material Agreement.

          3. Except as to the matters disclosed in Section 4.10 of the Credit Agreement as modified in the manner set forth in the Closing Certificate delivered by the Company in connection with the First Amendment or reflected in the Company's filings with the Commission on Form 10-K for the year ended December 31, 1996 or its Form 10-Q for the quarter ended March 31, 1997, there are no legal or arbitral proceedings, and no proceedings by or before any governmental or regulatory authority or agency, pending or threatened against or affecting the Company, any of its Restricted Subsidiaries, or any of their respective Properties known to me the outcome of which I have reasonable cause to believe could be expected to have a Material Adverse Effect.

        This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Opinions rendered herein are as of the date hereof, and I make no undertaking and expressly disclaim any duty to supplement such opinions if, after the date hereof, facts and circumstances come to my attention or changes in the law occur which could affect such opinions.

        In rendering the foregoing opinions, I am expressing no opinion as to matters of law other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America. I am admitted to practice law only in the Commonwealth of Virginia and before certain federal courts. I am not licensed to practice law in the State of Georgia, the State of Delaware, or the State of New York.

        This opinion is rendered solely for the benefit of the Banks, the Administrative Agent, the Agent, their prospective or actual successors and assigns, and their legal advisors and accountants and only with respect to the transactions described herein. No further distribution or use of this opinion is authorized and this opinion may not be quoted in full or in part or otherwise referred to in any financial statements, nor may it be filed with or furnished to any governmental agency (other than those examining the Banks, the Agents, or their successors and assigns) or other party without the prior written consent of the undersigned.

                                                 Very truly yours,

                                                 R.P. Wolf

Enclosures:   Schedule I
              Schedule II

                                                                 CONFORMED COPY

                                   EXHIBIT C

                              CLOSING CERTIFICATE


To the Financial Institutions Party
to the First Amendment to
Credit Agreement Referred
to Below,

Gentlemen:

        We refer to the First Amendment to Credit Agreement dated as of May 30, 1997 among the undersigned, and the financial institutions signatory thereto (the "First Amendment"). Capitalized terms used below without definition have the meanings ascribed to them in the First Amendment or the Credit Agreement as appropriate. The Company executes and delivers this certificate to you in connection with and as one of the inducements for the First Amendment becoming effective.

        The Company hereby certifies that each of the representations and warranties of the Company set forth in Section 4 of the Credit Agreement is true and correct as of the date hereof all as though made as of such date except that (i) the representations made in the second and third sentences of Sections 4.1 shall be deemed to refer to the form of Schedule II attached hereto and made a part hereof, (ii) the representations made in Section 4.2 shall be deemed to refer to the form of Schedule I attached hereto and made a part hereof, (iii) the representations contained in Sections 4.3 and 4.10 are amended to insert the date "December 31, 1996" for the date "December 31, 1994" wherever such latter date appears in such Sections, (iv) there is excluded from the representations contained in Section 4.5 any proceedings reflected in the Company's filings with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1996 or its Form 10-Q for the quarter ended March 31, 1997, (v) all references in Section 4 to the "Loan Documents" shall, in the case of the Credit Agreement as a Loan Document, be deemed to refer to the Credit Agreement as amended by the First Amendment and, in the case of the Notes as Loan Documents, be deemed to refer to the Notes to be held by the Banks on and after the Effective Date of the First Amendment, (vi) all references to the "date hereof" in Section 4 shall be deemed to be references to the date of this Certificate and (vii) all references therein to the sections referred to in the foregoing clauses (i) through (vi) shall be deemed to refer to such sections after giving effect to the modifications set forth in such clauses above

Dated as of the 30th day of May, 1997

                                                 ALUMAX INC.

                                                 By
                                                   ----------------------------
                                                   Its Treasurer

                                      -2-